Exhibit 99.1

For more information, contact:
Joseph W. Kiley III, President and Chief Executive Officer
Rich Jacobson, Executive Vice President and Chief Financial Officer
(425) 255-4400

First Financial Northwest, Inc.
Reports First Quarter Net Income of $1.9 Million or $0.19 per Diluted Share

Renton, Washington – April 25, 2019 - First Financial Northwest, Inc. (the "Company") (NASDAQ GS: FFNW), the holding company for First Financial Northwest Bank (the "Bank"), today reported net income for the quarter ended March 31, 2019, of $1.9 million, or $0.19 per diluted share, compared to net income of $2.2 million, or $0.21 per diluted share, for the quarter ended December 31, 2018, and $6.8 million, or $0.66 per diluted share, for the quarter ended March 31, 2018.

"The flattening of the yield curve continues to present challenges, as evidenced by our interest expense increasing more rapidly than our interest income," stated Joseph W. Kiley III, President and Chief Executive Officer. "A significant part of our strategy to improve our deposit mix and ultimately reduce our cost of funds is our expansion into new markets to further support deposit growth and diversification of our customer base. To this end, we opened an office at Kent Station during the quarter and I am pleased to announce that we recently signed a lease to open an office in Kirkland, continuing our expansion along the I-405 corridor east of Seattle," continued Kiley. "Finally, as previously announced, we are pleased to add Patricia Remch to our Board of Directors. Her extensive experience will be an asset to our Board of Directors and we look forward to her contributions," concluded Kiley.

Net loans receivable increased to $1.05 billion at March 31, 2019, compared to $1.02 billion at December 31, 2018, and $991.1 million at March 31, 2018. The average balance of net loans receivable totaled $1.03 billion for the quarter ended March 31, 2019, compared to $1.01 billion for the quarter ended December 31, 2018, and $985.8 million for the quarter ended March 31, 2018.

The Company recorded a $400,000 provision for loan losses in the quarter ended March 31, 2019, compared to a provision for loan losses of $200,000 in the quarter ended December 31, 2018, and a recapture of provision for loan losses of $4.0 million in the quarter ended March 31, 2018. The provision in the quarter ended March 31, 2019, was due primarily to growth in net loans receivable, while the provision for loan losses in the quarter ended December 31, 2018, was due primarily to growth in net loans receivable and a change in loan mix. The recapture of provision for loan losses in the quarter ended March 31, 2018, was due primarily to $4.3 million in recoveries received during the quarter of loans previously charged off.

Additional highlights for the quarter ended March 31, 2019:
•	Net loans receivable increased to $1.05 billion at March 31, 2019, compared to $1.02 billion at December 31, 2018, and $991.1 million at March 31, 2018.
•	Total deposits increased to $955.3 million at March 31, 2019, compared to $939.0 million at December 31, 2018, and $863.2 million at March 31, 2018.
•	The Company's book value per share was $14.50 at March 31, 2019, compared to $14.35 at December 31, 2018, and $13.80 at March 31, 2018.
•
The Company repurchased 263,800 shares during the quarter at an average price of $15.76 per share pursuant to its stock repurchase plan. Since the plan commenced on November 5, 2018, a total of 467,700 shares have been repurchased through March 31, 2019, at an average price of $15.62. The current stock repurchase plan expires on May 3, 2019, and there are 82,300 shares that still may be repurchased under this plan.

•	The Bank's Tier 1 leverage and total capital ratios at March 31, 2019, were 10.3% and 14.4%, respectively, compared to 10.4% and 14.7% at December 31, 2018, and 10.4% and 14.4% at March 31, 2018.
•	Based on management's evaluation of the adequacy of the Allowance for Loan and Lease Losses ("ALLL"), there was a $400,000 provision for loan losses during the quarter ended March 31, 2019.
The ALLL represented 1.30% of total loans receivable, net of undisbursed funds, at March 31, 2019, compared to 1.29% at December 31, 2018, and 1.31% at March 31, 2018. Nonperforming assets totaled $605,000 at March 31, 2019, compared to $1.2 million at December 31, 2018, and $658,000 at March 31, 2018. A total of $597,000 of nonperforming loans were paid off during the quarter ended March 31, 2019.
The following table presents a breakdown of our nonperforming assets (unaudited):
	Mar 31,	Dec 31,	Mar 31,	Three Month	One Year
	2019	2018	2018	Change	Change
	(Dollars in thousands)
Nonperforming loans:
One-to-four family residential	$107	$382	$125	$(275)	$(18)
Commercial real estate	-	326	-	(326)	-
Consumer	44	44	50	-	(6)
Total nonperforming loans	151	752	175	(601)	(24)

OREO	454	483	483	(29)	(29)

Total nonperforming assets (1)	$605	$1,235	$658	$(630)	$(53)

Nonperforming assets as a
percent of total assets	0.05%	0.10%	0.05%
(1) The difference between nonperforming assets reported above, and the totals reported by other industry sources, is due to their inclusion of all Troubled Debt Restructured Loans ("TDRs") as nonperforming loans, although 100% of our TDRs were performing in accordance with their restructured terms at March 31, 2019.

OREO totaled $454,000 at March 31, 2019, compared to $483,000 at both December 31, 2018 and March 31, 2018. The change during the quarter ended March 31, 2019, represents a write down in value of the remaining OREO properties, which consisted of two undeveloped lots located in Pierce County.

In circumstances where a customer is experiencing significant financial difficulties, the Company may elect to restructure the loan so the customer can continue to make payments while minimizing the potential loss to the Company. Such restructures must be classified as TDRs. At March 31, 2019, TDRs totaled $7.8 million, compared to $9.4 million at December 31, 2018, and $16.2 million at March 31, 2018.
Net interest income for the quarter ended March 31, 2019, totaled $9.9 million, compared to $10.0 million for the quarter ended December 31, 2018, and $11.0 million for the quarter ended March 31, 2018. The decline from the December 31, 2018, quarter was a result of interest expense increasing more rapidly than interest income in the current flat yield curve environment. The quarter ended March 31, 2018, included an additional $1.0 million in interest income relating to payments received on loans previously charged off.

Total interest income increased to $14.6 million during the quarter ended March 31, 2019, compared to $14.3 million in the quarter ended December 31, 2018, and $14.1 million in the quarter ended March 31, 2018.

Total interest expense increased to $4.7 million for the quarter ended March 31, 2019, compared to $4.3 million for the quarter ended December 31, 2018, and $3.1 million for the quarter ended March 31, 2018. The higher level of interest expense in the quarter ended March 31, 2019, was due primarily to increases in short-term interest rates and a competitive market for attracting deposits. Advances from the Federal Home Loan Bank ("FHLB") totaled $163.5 million at March 31, 2019, compared to $146.5 million at December 31, 2018, and $200.0 million at March 31, 2018. The Bank borrows from the FHLB to supplement its deposit gathering efforts when needed to support the Company's growth. The average cost of FHLB advances was 2.26% for the quarter ended March 31, 2019, compared to 2.12% for the quarter ended December 31, 2018, and 1.66% for the quarter ended March 31, 2018. The balance of brokered certificates of deposits was $123.4 million at March 31, 2019, compared to $97.8 million at December 31, 2018, and $75.5 million at March 31, 2018. The primary reason for the increase in brokered deposits in the quarter ended March 31, 2019, was an opportunity to raise funds in the brokered deposit market at an interest rate of 2.34% for three months commencing in early March 2019. The Bank raised $35.0 million on those terms and used the funds to pay down approximately the same amount in overnight FHLB advances that cost approximately 2.60%.

The following table presents a breakdown of our total deposits (unaudited):
	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018	Three Month Change	One Year Change
Deposits:	(Dollars in thousands)
Noninterest-bearing	$46,026	$46,108	$48,135	$(82)	$(2,109)
Interest-bearing demand	51,096	40,079	40,804	11,017	10,292
Statement savings	23,770	24,799	26,388	(1,029)	(2,618)
Money market	312,057	339,047	334,508	(26,990)	(22,451)
Certificates of deposit, retail (1)	398,956	391,174	337,906	7,782	61,050
Certificates of deposit, brokered	123,367	97,825	75,488	25,542	47,879
Total deposits	$955,272	$939,032	$863,229	$16,240	$92,043
(1) Balance of retail certificates of deposit for acquired branches are net of an aggregate fair value adjustment of $49,000 at March 31, 2019, $58,000 at December 31, 2018, and $93,000 at March 31, 2018.

The following tables present an analysis of total deposits by branch office (unaudited):
	March 31, 2019
	Noninterest-bearing demand	Interest- bearing demand	Statement savings	Money market	Certificates of deposit, retail	Certificates of deposit, brokered	Total
	(Dollars in thousands)
King County
Renton	$ 27,344	$ 25,277	$ 19,920	$ 202,635	$ 324,345	$ -	$ 599,521
Landing	2,473	1,332	25	16,228	10,519	-	30,577
Woodinville (1)	1,522	3,324	628	14,719	6,814	-	27,007
Bothell	217	47	128	2,941	3,596	-	6,929
Crossroads	3,241	2,600	83	24,591	12,323	-	42,838
Kent (2)	7	1,565	1	4,946	638		7,157
Total King County	34,804	34,145	20,785	266,060	358,235	-	714,029

Snohomish County
Mill Creek	1,816	5,711	629	12,865	10,555	-	31,576
Edmonds	3,443	2,867	195	14,520	13,945	-	34,970
Clearview (1)	3,037	4,163	1,080	5,923	2,672	-	16,875
Lake Stevens (1)	1,627	1,935	490	4,046	3,942	-	12,040
Smokey Point (1)	1,299	2,275	591	8,643	9,607	-	22,415
Total Snohomish County	11,222	16,951	2,985	45,997	40,721	-	117,876

Total retail deposits	46,026	51,096	23,770	312,057	398,956	-	831,905
Brokered deposits	-	-	-	-	-	123,367	123,367
Total deposits	$ 46,026	$ 51,096	$ 23,770	$ 312,057	$ 398,956	$ 123,367	$ 955,272
(1) Balance of retail certificates of deposit for acquired branches are net of an aggregate fair value adjustment of $49,000.
(2) Kent branch opened January 31, 2019.

	December 31, 2018
	Noninterest-bearing demand	Interest- bearing demand	Statement savings	Money market	Certificates of deposit, retail	Certificates of deposit, brokered	Total
	(Dollars in thousands)
King County
Renton	$ 29,355	$ 18,896	$ 20,694	$ 228,475	$ 318,705	$ -	$ 616,125
Landing	2,453	495	256	17,853	10,480	-	31,537
Woodinville (1)	1,362	3,771	549	19,024	7,217	-	31,923
Bothell	198	97	100	2,636	3,066	-	6,097
Crossroads	2,530	3,199	83	24,383	11,474	-	41,669
Total King County	35,898	26,458	21,682	292,371	350,942	-	727,351

Snohomish County
Mill Creek	1,485	3,226	658	12,272	10,524	-	28,165
Edmonds	2,698	2,532	157	15,175	16,123	-	36,685
Clearview (1)	3,496	3,968	1,283	6,743	2,489	-	17,979
Lake Stevens (1)	1,415	1,702	428	3,926	3,644	-	11,115
Smokey Point (1)	1,116	2,193	591	8,560	7,452	-	19,912
Total Snohomish County	10,210	13,621	3,117	46,676	40,232	-	113,856

Total retail deposits	46,108	40,079	24,799	339,047	391,174	-	841,207
Brokered deposits	-	-	-	-	-	97,825	97,825
Total deposits	$ 46,108	$ 40,079	$ 24,799	$ 339,047	$ 391,174	$ 97,825	$ 939,032
(1) Balance of retail certificates of deposit for acquired branches are net of an aggregate fair value adjustment of $58,000.

The net interest margin was 3.37% for the quarter ended March 31, 2019, compared to 3.41% for the quarter ended December 31, 2018, and 3.88% for the quarter ended March 31, 2018. The Company recorded $1.0 million in additional interest related to payments received on amounts previously charged off in the quarter ended March 31, 2018, which increased net interest margin for this period.

Noninterest income for the quarter ended March 31, 2019, totaled $700,000, compared to $728,000 in the quarter ended December 31, 2018, and $646,000 in the quarter ended March 31, 2018. An increase in BOLI income recognition and a decrease in other loan related fees essentially offset each other between the quarters ended March 31, 2019, and December 31, 2018. In addition, wealth management revenues were slightly lower in the quarter ended March 31, 2018.

Noninterest expense remained unchanged at $7.7 million, for both the quarters ended March 31, 2019, and December 31, 2018, and increased from $7.0 million in the quarter ended March 31, 2018. Noninterest expense for the quarter ended March 31, 2019, benefited from the receipt of a $125,000 insurance claim relating to the $225,000 fraud loss reported in the prior quarter. Noninterest expense increased from the prior year period due primarily to growth in the Bank's number of locations in the last twelve months, including the opening of a new branch at The Junction in Bothell in April 2018 and at Kent Station in January 2019.

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; an FDIC insured Washington State-chartered commercial bank headquartered in Renton, Washington, serving the Puget Sound Region through 11 full-service banking offices. We are a part of the ABA NASDAQ Community Bank Index and the Russell 2000 Index. For additional information about us, please visit our website at ffnwb.com and click on the "Investor Relations" link at the bottom of the page.

Forward-looking statements:

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the "SEC"), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include, but are not limited to, the following: increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – that are available on our website at www.ffnwb.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2019 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

Assets	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018	Three Month Change	One Year Change

Cash on hand and in banks	$9,366	$8,122	$6,595	15.3%	42.0%
Interest-earning deposits	14,596	8,888	13,954	64.2	4.6
Investments available-for-sale, at fair value	138,658	142,170	142,872	(2.5)	(2.9)
Loans receivable, net of allowance of $13,808, $13,347 and $13,136 respectively	1,051,711	1,022,904	991,138	2.8	6.1
Federal Home Loan Bank ("FHLB") stock, at cost	8,041	7,310	9,450	10.0	(14.9)
Accrued interest receivable	4,861	4,068	3,981	19.5	22.1
Deferred tax assets, net	1,728	1,844	1,362	(6.3)	26.9
Other real estate owned ("OREO")	454	483	483	(6.0)	(6.0)
Premises and equipment, net	21,370	21,331	21,208	0.2	0.8
Bank owned life insurance ("BOLI"), net	30,162	29,841	29,276	1.1	3.0
Prepaid expenses and other assets	4,947	3,458	3,922	43.1	26.1
Goodwill	889	889	889	0.0	0.0
Core deposit intangible	1,079	1,116	1,228	(3.3)	(12.1)
Total assets	$1,287,862	$1,252,424	$1,226,358	2.8%	5.0%

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing deposits	$46,026	$46,108	$48,135	(0.2)%	(4.4)%
Interest-bearing deposits	909,246	892,924	815,094	1.8	11.6
Total deposits	955,272	939,032	863,229	1.7	10.7
Advances from the FHLB	163,500	146,500	200,000	11.6	(18.3)
Advance payments from borrowers for taxes and insurance	5,374	2,933	4,478	83.2	20.0
Accrued interest payable	478	478	270	0.0	77.0
Other liabilities	11,554	9,743	9,626	18.6	20.0
Total liabilities	1,136,178	1,098,686	1,077,603	3.4	5.4

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or
outstanding	$-	$-	$-	n/a	n/a
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding shares 10,457,625 at March 31, 2019, 10,710,656 at December 31, 2018 and
10,779,424 at March 31, 2018	104	107	108	(2.8)%	(3.7)%
Additional paid-in capital	89,800	93,773	94,527	(4.2)	(5.0)
Retained earnings	67,568	66,343	60,767	1.8	11.2
Accumulated other comprehensive loss, net of tax	(1,838)	(2,253)	(1,568)	(18.4)	17.2
Unearned Employee Stock Ownership Plan ("ESOP") shares	(3,950)	(4,232)	(5,079)	(6.7)	(22.2)
Total stockholders' equity	151,684	153,738	148,755	(1.3)	2.0
Total liabilities and stockholders' equity	$1,287,862	$1,252,424	$1,226,358	2.8%	5.0%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended
	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018	Three Month Change	One Year Change
Interest income
Loans, including fees	$13,281	$13,024	$13,042	2.0%	1.8%
Investments available-for-sale	1,159	1,124	929	3.1	24.8
Interest-earning deposits with banks	40	61	38	(34.4)	5.3
Dividends on FHLB Stock	91	115	104	(20.9)	(12.5)
Total interest income	14,571	14,324	14,113	1.7	3.2
Interest expense
Deposits	3,822	3,595	2,276	6.3	67.9
FHLB advances	897	726	853	23.6	5.2
Total interest expense	4,719	4,321	3,129	9.2	50.8
Net interest income	9,852	10,003	10,984	(1.5)	(10.3)
Provision (recapture of provision) for loan losses	400	200	(4,000)	100.0	(110.0)
Net interest income after provision (recapture of provision) for loan losses	9,452	9,803	14,984	(3.6)	(36.9)

Noninterest income
Net loss on sale of investments	(8)	-	-	n/a	n/a
BOLI	269	96	249	180.2	8.0
Wealth management revenue	196	211	99	(7.1)	98.0
Deposit related fees	171	178	161	(3.9)	6.2
Loan related fees	63	235	134	(73.2)	(53.0)
Other	9	8	3	12.5	200.0
Total noninterest income	700	728	646	(3.8)	8.4

Noninterest expense
Salaries and employee benefits	5,000	4,977	4,662	0.5	7.3
Occupancy and equipment	866	871	769	(0.6)	12.6
Professional fees	496	415	328	19.5	51.2
Data processing	518	361	324	43.5	59.9
OREO related expenses, net	31	3	1	933.3	3,000.0
Regulatory assessments	137	111	155	23.4	(11.6)
Insurance and bond premiums	105	88	106	19.3	(0.9)
Marketing	86	75	107	14.7	(19.6)
Other general and administrative	470	845	575	(44.4)	(18.3)
Total noninterest expense	7,709	7,746	7,027	(0.5)	9.7
Income before federal income tax provision	2,443	2,785	8,603	(12.3)	(71.6)
Federal income tax provision	498	622	1,761	(19.9)	(71.7)
Net income	$1,945	$2,163	$6,842	(10.1)%	(71.6)%

Basic earnings per share	$0.19	$0.21	$0.67
Diluted earnings per share	$0.19	$0.21	$0.66
Weighted average number of common shares outstanding	10,118,286	10,385,612	10,210,828
Weighted average number of diluted shares outstanding	10,220,900	10,484,350	10,336,566

The following table presents a breakdown of our loan portfolio (unaudited):
	March 31, 2019		December 31, 2018		March 31, 2018
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial real estate:
Residential:
Micro-unit apartments	$14,008	1.3%	$14,076	1.3%	$14,266	1.3%
Other multifamily	153,835	13.3	155,279	13.8	176,126	16.2
Total multifamily	167,843	14.6	169,355	15.1	190,392	17.5

Non-residential:
Office	99,639	8.7	100,495	8.9	107,966	9.9
Retail	146,864	12.7	131,222	11.7	131,978	12.1
Mobile home park	15,697	1.4	16,003	1.4	20,783	1.9
Motel	27,882	2.4	28,035	2.5	13,521	1.2
Nursing Home	16,243	1.4	16,315	1.5	16,522	1.5
Warehouse	18,274	1.6	25,398	2.3	22,611	2.1
Storage	36,283	3.1	32,462	2.9	32,031	2.9
Other non-residential	23,804	2.1	23,889	2.1	21,362	2.0
Total non-residential	384,686	33.4	373,819	33.3	366,774	33.6

Construction/land development:
One-to-four family residential	84,191	7.3	86,604	7.7	97,779	9.0
Multifamily	87,748	7.6	83,642	7.4	85,773	7.9
Commercial	22,400	1.9	18,300	1.6	5,735	0.5
Land	6,965	0.6	6,740	0.7	13,299	1.2
Total construction/land development	201,304	17.4	195,286	17.4	202,586	18.6

One-to-four family residential:
Permanent owner occupied	194,648	16.9	194,141	17.3	162,544	14.9
Permanent non-owner occupied	156,684	13.6	147,825	13.2	133,351	12.2
Total one-to-four family residential	351,332	30.5	341,966	30.5	295,895	27.1

Business
Aircraft	11,860	1.0	11,058	1.0	10,514	1.0
Other business	21,653	1.9	19,428	1.7	13,723	1.2
Total business	33,513	2.9	30,486	2.7	24,237	2.2

Consumer	14,336	1.2	12,970	1.0	11,131	1.0
Total loans	1,153,014	100.0%	1,123,882	100.0%	1,091,015	100.0%
Less:
Loans in Process ("LIP")	86,794		86,453		85,576
Deferred loan fees, net	701		1,178		1,165
ALLL	13,808		13,347		13,136
Loans receivable, net	$1,051,711		$1,022,904		$991,138

Concentrations of credit: (1)
Construction loans as % of total capital	87.5%		81.9%		84.9%
Total non-owner occupied commercial real estate as % of total capital	460.9%		451.8%		484.8%
(1) Concentrations of credit percentages are for First Financial Northwest Bank only using classifications in accordance with FDIC regulatory guidelines.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures

	At or For the Quarter Ended
	Mar 31,	Dec 31,	Sep 30	Jun 30,	Mar 31,
	2019	2018	2018	2018	2018
	(Dollars in thousands, except per share data)
Performance Ratios:
Return on assets	0.63%	0.69%	0.90%	1.01%	2.28%
Return on equity	5.16	5.54	7.17	8.28	19.16
Dividend payout ratio	42.11	38.10	29.63	26.67	10.47
Equity-to-assets ratio	11.78	12.28	12.53	12.46	12.13
Tangible equity ratio (1)	11.64	12.13	12.38	12.31	11.98
Net interest margin	3.37	3.41	3.46	3.50	3.88
Average interest-earning assets to average interest-bearing liabilities	113.87	114.27	115.20	114.21	113.46
Efficiency ratio	73.06	72.18	66.06	69.38	60.42
Noninterest expense as a percent of average total assets	2.48	2.49	2.33	2.44	2.34
Book value per share	$14.50	$14.35	$14.17	$13.97	$13.80
Tangible book value per share (1)	14.32	14.17	13.99	13.78	13.60

Capital Ratios: (2)
Tier 1 leverage ratio	10.28%	10.37%	10.37%	10.22%	10.44%
Common equity tier 1 capital ratio	13.13	13.43	13.58	13.21	13.13
Tier 1 capital ratio	13.13	13.43	13.58	13.21	13.13
Total capital ratio	14.38	14.68	14.83	14.47	14.38

Asset Quality Ratios: (3)
Nonperforming loans as a percent of total loans	0.01%	0.07%	0.05%	0.02%	0.02%
Nonperforming assets as a percent of total assets	0.05	0.10	0.08	0.05	0.05
ALLL as a percent of total loans	1.30	1.29	1.30	1.27	1.31
Net (recoveries) charge-offs to average loans receivable, net	(0.01)	(0.00)	(0.02)	(0.00)	(0.43)

Allowance for Loan Losses:
ALLL, beginning of the quarter	$13,347	$13,116	$12,754	$13,136	$12,882
Provision (Recapture of provision)	400	200	200	(400)	(4,000)
Charge-offs	-	-	-	-	-
Recoveries	61	31	162	18	4,254
ALLL, end of the quarter	$13,808	$13,347	$13,116	$12,754	$13,136
(1) Tangible equity ratio and tangible book value are non-GAAP financial measures. Refer to page 11 for reconciliation between the GAAP and non‑GAAP financial measures.
(2) Capital ratios are for First Financial Northwest Bank only.
(3) Loans are reported net of undisbursed funds.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures (continued)

	At or For the Quarter Ended
	Mar 31,	Dec 31,	Sep 30	Jun 30,	Mar 31,
	2019	2018	2018	2018	2018
	(Dollars in thousands, except per share data)
Yields and Costs:
Yield on loans	5.22%	5.13%	5.05%	5.00%	5.37%
Yield on investments available-for-sale	3.35	3.17	3.00	2.87	2.65
Yield on interest-earning deposits	2.50	2.27	1.92	1.48	1.32
Yield on FHLB stock	4.68	6.63	6.27	4.21	4.40
Yield on interest-earning assets	4.98%	4.88%	4.77%	4.70%	4.98%

Cost of interest-bearing deposits	1.76%	1.61%	1.40%	1.22%	1.15%
Cost of FHLB advances	2.26	2.12	2.05	1.92	1.66
Cost of interest-bearing liabilities	1.84%	1.68%	1.52%	1.37%	1.25%

Cost of total deposits	1.67%	1.53%	1.31%	1.15%	1.09%
Cost of funds	1.76	1.61	1.44	1.30	1.20

Average Balances:
Loans	$1,031,994	$1,006,905	$993,272	$997,059	$985,799
Investments available-for-sale	140,433	140,568	140,584	141,035	142,236
Interest-earning deposits	6,484	10,653	12,223	11,927	11,717
FHLB stock	7,888	6,886	8,540	10,004	9,593
Total interest-earning assets	$1,186,799	$1,165,012	$1,154,619	$1,160,025	$1,149,345

Interest-bearing deposits	$881,260	$883,672	$825,055	$801,852	$804,451
Borrowings	160,950	135,886	177,250	213,857	208,544
Total interest-bearing liabilities	$1,042,210	$1,019,558	$1,002,305	$1,015,709	$1,012,995
Noninterest-bearing deposits	$47,002	$47,580	$53,982	$50,145	$46,071
Total deposits and borrowings	$1,089,212	$1,067,138	$1,056,287	$1,065,854	$1,059,066

Average assets	$1,258,902	$1,236,460	$1,225,189	$1,229,341	$1,218,418
Average stockholders' equity	152,850	154,958	154,444	150,243	144,786

Non-GAAP Financial Measures

In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains non-GAAP financial measures of the tangible equity ratio and tangible book value. The Company's intangible assets consist of goodwill and core deposit intangible. Tangible equity is calculated by subtracting intangible assets from total stockholder's equity. Tangible assets are calculated by subtracting intangible assets from total assets. The tangible equity ratio is tangible equity divided by tangible assets. Tangible book value per share is calculated by dividing tangible equity by the number of common shares outstanding. The Company believes that these non-GAAP measures provide a more consistent presentation of our capital and facilitate peer comparison that is desired by investors.

Non-GAAP financial measures have limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation and are not a substitute for other measures in this earnings release that are presented in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation between the GAAP and non-GAAP measures:

	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
	(Dollars in thousands, except per share data)
Total stockholders' equity	$151,684	$153,738	$154,713	$152,554	$148,755
Less:
Goodwill	889	889	889	889	889
Core deposit intangible	1,079	1,116	1,153	1,191	1,228
Tangible equity	$149,716	$151,733	$152,671	$150,474	$146,638

Total assets	1,287,862	1,252,424	1,234,859	1,224,065	1,226,358
Less:
Goodwill	889	889	889	889	889
Core deposit intangible	1,079	1,116	1,153	1,191	1,228
Tangible assets	$1,285,894	$1,250,419	$1,232,817	$1,221,985	$1,224,241

Common shares outstanding at period end	10,457,625	10,710,656	10,914,556	10,916,556	10,779,424

Equity to assets ratio	11.78%	12.28%	12.53%	12.46%	12.13%
Tangible equity ratio	11.64	12.13	12.38	12.31	11.98
Book value per share	$14.50	$14.35	$14.17	$13.97	$13.80
Tangible book value per share	14.32	14.17	13.99	13.78	13.60